Exhibit 10.2

SECONDARY SHARE PURCHASE AGREEMENT

by and among

Yahoo! Inc.,

SOFTBANK CORP.

and

Certain Shareholders of Alibaba.com Corporation

Dated as of •, 2005

TABLE OF CONTENTS

1.	Sale and Purchase of the Shares

	1.1	Sale and Purchase of the Shares
	1.2	Closing
	1.3	Withholding Tax

2.	Representations and Warranties of the Selling Shareholders

	2.1	Authorization, etc.
	2.2	Title to Shares
	2.3	No Conflicts, etc.
	2.4	Status
	2.5	Consents
	2.6	Survival of Representations and Warranties

3.	Representations and Warranties of the Purchasers

	3.1	Authorization, etc.
	3.2	No Conflicts, etc.
	3.3	Corporate Status
	3.4	Purchase for Investment
	3.5	Survival of Representations and Warranties

4.	Covenants of the Purchasers and the Selling Shareholders

	4.1	Confidentiality
	4.2	Publicity
	4.3	Further Assurances

5.	Conditions Precedent

	5.1	Conditions to Obligations of Each Party
		5.1.1.	No Injunction, etc.
		5.1.2.	Other Transactions
	5.2	Conditions to Obligations of the Purchasers
		5.2.1.	Representations, Performance, etc.
		5.2.2.	Delivery of Shares
	5.3	Conditions to Obligations of the Selling Shareholders
		5.3.1.	Representations, Performance, etc.

6.	Termination

	6.1	Termination
	6.2	Effect of Termination
	6.3	Survival of Representations and Warranties, etc.

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7.	Definitions

	7.1	Terms Generally
	7.2	Certain Terms

8.	Miscellaneous

	8.1	Expenses
	8.2	Notices
	8.3	Selling Shareholders’ Representative
	8.4	Governing Law and Dispute Resolution
	8.5	Binding Effect
	8.6	Assignment
	8.7	Third Party Beneficiaries
	8.8	Amendment; Waivers, etc.
	8.9	Entire Agreement
	8.10	Severability
	8.11	Headings
	8.12	Counterparts

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SECONDARY SHARE PURCHASE AGREEMENT(1)

This SECONDARY SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of •, 2005, is entered into by and among Yahoo! Inc., a Delaware corporation (“Yahoo!”), SOFTBANK CORP., a Japanese corporation (“Softbank”, and, together with Yahoo!, collectively the “Purchasers” and each, individually, a “Purchaser”) and certain shareholders (collectively, the “Selling Shareholders” and individually, a “Selling Shareholder”) of Alibaba Corporation, a Cayman Islands exempted limited liability company (“Alibaba”) as set forth on Schedule A hereto.

W I T N E S S E T H

WHEREAS, the Selling Shareholders wish to sell all or a portion of the Shares they hold to the Purchasers, and the Purchasers wish to purchase the Shares from the Selling Shareholders, on the terms and conditions and for the consideration described in this Agreement; and

WHEREAS, the execution and delivery of this Agreement by Yahoo!, Softbank and the Selling Shareholders, and the consummation of the purchase and sale of Shares contemplated hereby, is a condition precedent to the consummation of the transactions contemplated by the Stock Purchase and Contribution Agreement, dated as of August 10, 2005, by and among Alibaba and Yahoo! (the “SPCA”).

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.                                       Sale and Purchase of the Shares.

1.1  Sale and Purchase of the Shares.  Subject to the terms and conditions hereof, each Selling Shareholder, severally (and not jointly), will sell to each Purchaser, and each Purchaser, severally (and not jointly) will purchase from each Selling Shareholder, the respective number of Shares set forth on Schedule A hereto opposite such Selling Shareholder’s name at a price of US$6.4974 per share (the “Per Share Price”), for an aggregate purchase price (the “Purchase Price”) set forth on Schedule A hereto opposite such Selling Shareholder’s name, payable in cash at the Closing in the manner set forth in Section 1.2.

1.2  Closing.  The closing of the sale of Shares by the Selling Shareholders to the Purchasers and the purchase of Shares by the Purchasers from the Selling Shareholders as contemplated by Section 1.1 (the “Closing”) shall take place

(1) Aggregate number of shares to be sold by the Selling Shareholders (i) to Yahoo! shall equal 60,023,604 and (ii) to Softbank shall equal to 27,703,202.

on the Closing Date of the SPCA (the “Closing Date”) at a location to be agreed upon by Yahoo!, Softbank and Alibaba, subject to the satisfaction or waiver of the conditions precedent to the Closing set forth in Section 5 of this Agreement.  At the Closing:

(a)  each Selling Shareholder will deliver or cause to be delivered to each Purchaser, free and clear of any Liens, one or more certificates representing the Shares that it has agreed to sell to such Purchaser as set forth on Schedule A hereto, duly endorsed or accompanied by stock powers or other instruments of transfer duly executed for transfer to such Purchaser, together with any Tax or transfer stamps or other documents or actions necessary to accomplish the foregoing; and

(b)  each Purchaser will pay to each Selling Shareholder an amount equal to the Per Share Price multiplied by the number of Shares delivered to such Purchaser by such Selling Shareholder pursuant to clause (a) above, by wire transfer of immediately available funds to the account of such Selling Shareholder designated in writing to such Purchaser at least three Business Days prior to the Closing Date.

1.3  Withholding Tax.  Each Purchaser shall be entitled to deduct and withhold from the amounts otherwise paid to a Selling Shareholder under this Agreement such amounts that may be required to be deducted and withheld with respect to the making of such payment under any Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts so required to be deducted and withheld shall be treated for the purposes of this Agreement as having been paid to such Selling Shareholder.

2.                                       Representations and Warranties of the Selling Shareholders.

Each Selling Shareholder, severally (and not jointly), represents and warrants to each Purchaser as follows, as of the date hereof and as of the Closing Date:

2.1  Authorization, etc.  Such Selling Shareholder has full power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the purchase and sale of Shares contemplated hereby.  The execution, delivery and performance of this Agreement by such Selling Shareholder, if other than a natural person, and the consummation of the purchase and sale of Shares contemplated hereby, have been duly authorized or will be duly authorized prior to the Closing by all requisite corporate action of such party.  If such Selling Shareholder is a natural person, such Selling Shareholder has the authority to execute, deliver and perform this Agreement and consummate the purchase and sale of Shares contemplated hereby, in compliance with the laws affecting the rights of marital partners generally.  Such Selling Shareholder has duly executed and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of such Selling Shareholder enforceable against such Selling Shareholder in accordance with its terms.

2.2  Title to Shares.  As of the Closing, such Selling Shareholder owns, legally or beneficially, all of the Shares set forth opposite such Selling Shareholders’ name on Schedule A hereto.  Upon the delivery of and payment for such Shares at the Closing as provided for in this Agreement, each Purchaser will acquire good and valid title to all of such Shares, free and clear of any Lien.

2.3  No Conflicts, etc.  The execution, delivery and performance of this Agreement by such Selling Shareholder, and the consummation of the purchase and sale of Shares contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of such Selling Shareholder under, (a) any Law applicable to such Selling Shareholder or any of its properties or assets, (b) any provision of any of the Organizational Documents of such Selling Shareholder, if applicable, or (c) any Contract, or any other agreement or instrument to which such Selling Shareholder is a party or by which any of its properties or assets may be bound except, in the case of each of clauses (a), (b) and (c), as would not reasonably be expected to prevent or materially impair or delay the ability of any Selling Shareholder to sell its Shares and otherwise fulfill its obligations under this Agreement.

2.4  Status.  In the case such Selling Shareholder is other than a natural person, it is an entity duly organized, validly existing and, if applicable under the laws of its jurisdiction of organization, in good standing under the laws of its jurisdiction of organization, and has full power and authority to, conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated except as would not reasonably be expected to prevent or materially impair or delay the ability of such Selling Shareholders to sell its Shares and otherwise fulfill its obligations under this Agreement.

2.5  Consents.  All Governmental Approvals or other Consents required to be obtained by the Selling Shareholder in connection with the execution and delivery of this Agreement and the consummation of the purchase and sale of Shares contemplated hereby have been obtained on or prior to the date of this Agreement.

2.6  Survival of Representations and Warranties.  Each of the  representations and warranties of the Selling Shareholders in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter.

3.                                       Representations and Warranties of the Purchasers.  Each Purchaser, severally (and not jointly), represents and warrants to each Selling Shareholder as follows, as of the date hereof and as of the Closing Date:

3.1  Authorization, etc.  Such Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the purchase and sale of Shares contemplated hereby.  The execution, delivery and performance of this Agreement by such Purchaser, and the consummation of the purchase and sale of Shares contemplated hereby, have been duly authorized by all requisite corporate action of such Purchaser.  Such Purchaser has duly executed and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

3.2  No Conflicts, etc.  The execution, delivery and performance of this Agreement by such Purchaser, and the consummation of the purchase and sale of Shares contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in or require the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of such Purchaser under (a) any Law applicable to such Purchaser or any of its properties or assets, (b) any provision of any of the Organizational Documents of such Purchaser, or (c) any Contract, or any other agreement or instrument to which such Purchaser is a party or by which its properties or assets may be bound except, in the case of each of clauses (a), (b) and (c), as would not reasonably be expected to prevent or materially impair or delay the ability of such Purchaser to purchase the Shares and otherwise fulfill its obligations under this Agreement.

3.3  Corporate Status.  Such Purchaser is an entity duly organized, validly existing and, if applicable under the laws of its jurisdiction of organization, in good standing under the laws of its jurisdiction of organization and has full power and authority to conduct its business and to own or lease and to operate its properties as and in the place where such business is conducted and such properties are owned, leased or operated except as would not reasonably be expected to prevent or materially impair or delay the ability of such Purchaser to purchase the Shares and otherwise fulfill its obligations under this Agreement.

3.4  Purchase for Investment.  Such Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended, has such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of its purchase of Shares hereunder, has no need for liquidity in such Shares and has the ability to bear the economic risks of its purchase of Shares hereunder.  Such Purchaser is purchasing the Shares solely for investment, with no present intention to resell the Shares.  Such Purchaser hereby acknowledges that the Shares have not been registered pursuant to the U.S. Securities Act of 1933, as amended, and may not be transferred in the absence of such registration or an exemption therefrom under such legislation.

3.5  Survival of Representations and Warranties.  Each of the  representations and warranties of the Purchasers in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter.

4.                                       Covenants of the Purchasers and the Selling Shareholders.

4.1  Confidentiality.  Each party shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by such party in good faith to protect confidential information of third parties delivered to such party, provided that such party may deliver or disclose Confidential Information to (i) such party’s representatives, members of its investment committees, advisory committees, and similar bodies, and Persons related thereto, who are informed of the confidentiality obligations of this Section 4.1; provided, that such party shall be responsible for any disclosure made by any of the foregoing as if it had been made by such party, (ii) any Governmental Authority having jurisdiction over such party to the extent required by applicable Law or (iii) any other Person to which such delivery or disclosure may be necessary (A) to effect compliance with any Law applicable to such party, or (B) in response to any subpoena or other legal process, provided that, in the cases of clauses (ii) and (iii) above, the disclosing party shall provide each other party with prompt written notice thereof so that the appropriate party may seek (with the cooperation and reasonable efforts of the disclosing party) a protective order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other party.

4.2  Publicity.  Except as may be required by the NASDAQ rules or the rules of any other quotation system or exchange on which Yahoo!’s, Softbank’s or Alibaba’s securities are listed or applicable Law, none of Yahoo!, Softbank, or Alibaba shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement, the SPCA, or the other the Ancillary Agreements, which announcement names any party without its prior approval.  If any announcement is required by applicable Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

4.3  Further Assurances.  Following the Closing Date, each party shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by any other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the purchase and sale of Shares contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement (which include the transfer by the Selling Shareholders to the Purchasers of the ownership and intended related benefits of the Shares in the manner contemplated by Section 1.2).

5.                                       Conditions Precedent.

5.1  Conditions to Obligations of Each Party.  The obligations of each party to consummate the purchase and sale of Shares contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

5.1.1.  No Injunction, etc.  Consummation of the purchase and sale of Shares contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority; and no such Law that would have such an effect shall have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement.  No action or proceeding shall be pending or threatened by any Governmental Authority on the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the purchase and sale of Shares contemplated hereby in any material respect.

5.1.2.  Other Transactions.  The Other Transactions shall have been consummated on or prior to the Closing Date.

5.2  Conditions to Obligations of the Purchasers.  The obligations of each Purchaser to consummate the purchase and sale of Shares contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, which each Selling Shareholder agrees to use reasonable best efforts to cause to be fulfilled:

5.2.1.  Representations, Performance, etc.

(a)  The representations and warranties of each Selling Shareholder contained in Section 2 (i) shall be true and correct in all material respects at and as of the date it first becomes a party to this Agreement, and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date except, in the cases of each of clauses (i) and (ii), as would not reasonably be expected to prevent or materially impair or delay the ability of such Selling Shareholder to sell its Shares and otherwise fulfill its obligations under this Agreement.

(b)  Each Selling Shareholder shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by such Selling Shareholder prior to or on the Closing Date, except as would not reasonably be expected to prevent or materially impair or delay the ability of such Selling Shareholder to sell its Shares and otherwise fulfill its obligations under this Agreement.

5.2.2.  Delivery of Shares.  At the Closing each Selling Shareholder shall have delivered certificate(s) representing the Shares such Selling Shareholder is required to deliver as provided in Section 1.2, as applicable, together with any Tax or transfer stamps or other documents or actions necessary to vest good and valid title to such Shares in the name of the relevant Purchasers, free an d clear of any Lien..

5.3  Conditions to Obligations of the Selling Shareholders.  The obligation of each Selling Shareholder to consummate the purchase and sale of Shares contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions, which each Purchaser agrees to use reasonable best efforts to cause to be fulfilled:

5.3.1.  Representations, Performance, etc.

(a)  The representations and warranties of each Purchaser contained in Section 3 (i) shall be true and correct in all material respects at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such time, except in the cases of each of clauses (i) and (ii), as would not reasonably be expected to prevent or materially impair or delay the ability of such Purchaser to purchase the Shares and otherwise fulfill its obligations under this Agreement in all material respects.

(b)  Each Purchaser shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except as would not reasonably be expected to prevent or materially impair or delay the ability of such Purchaser to purchase the Shares and otherwise fulfill its obligations under this Agreement.

6.                                       Termination.

6.1  Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)  By the written agreement of the Purchasers and the Selling Shareholders;

(b)  By the Selling Shareholders or the Purchasers by written notice to the other party if the SPCA shall have been terminated in accordance with its terms; or

(c)  By Softbank or Yahoo! if there shall have been a material breach of any representation, warranty or covenant on the part of the Selling Shareholders contained in this Agreement such that the condition set forth in Section 5.2.1(a) and 5.2.1(b) would not be satisfied and which shall not have been cured within 30 days following written notice of such breach; provided that Softbank and Yahoo! shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if Softbank or Yahoo! is then in material breach of any of its covenants or agreements contained in this Agreement such that the Closing condition set forth in Section 5.3.1(a) or 5.3.1(b) would not be satisfied; or

(d)  By the Selling Shareholders if there shall have been a material breach of any representation, warranty or covenant on the part of Softbank or Yahoo! contained in this Agreement such that the condition set forth in Section 5.3.1(a) and 5.3.1(b) would not be satisfied and which shall not have been cured within 30 days following written notice of such breach; provided that the Selling Shareholders shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if any of the Purchasers are then in material breach of any of their covenants or agreements contained in this Agreement such that the Closing condition set forth in Section 5.2.1(a) or 5.2.1(b) would not be satisfied.

6.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to the provisions of Section 6.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the purchase and sale of Shares contemplated hereby on the part of any party hereto, or any of its directors, officers, representatives, stockholders or Affiliates, except as specified in Sections 4.1, 4.2 and 8.1 and except for any liability resulting from such party’s breach of this Agreement prior thereto.

6.3  Survival of Representations and Warranties, etc.  The representations and warranties contained in this Agreement shall survive indefinitely.

7.                                       Definitions.

7.1  Terms Generally.  The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to Sections and Schedules shall be deemed references to Sections of, and Schedules to, this Agreement unless the context shall otherwise require.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The definitions given for terms in this Section 7 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein, all references to “dollars” or “US$” shall be deemed references to the lawful money of the United States of America.

7.2  Certain Terms.  Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

Affiliate:  of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Agreement:  as defined in the first paragraph of this Agreement.

Alibaba:  as defined in the first paragraph of this Agreement.

Business Day:  any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, Beijing, Hong Kong or Tokyo.

Claimant:  as defined in Section 8.4(b).

Closing:  as defined in Section 1.2.

Closing Date:  as defined in Section 1.2.

Confidential Information:  information regarding this Agreement and the Other Transaction Agreements including the terms, status and existence thereof, provided that such Confidential Information does not include information that (a) was publicly known or otherwise known to such receiving party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such receiving party or any Person acting on such party’s behalf, or (c) otherwise becomes known to such receiving party other than through disclosure by the delivering party or any Person with a duty to keep such information confidential.

Consent:  any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

Contract:  all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral.

Governmental Approval:  any Consent of, with or to any Governmental Authority.

Governmental Authority:  any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

ICC:  as defined in Section 8.4(b).

Law:  all applicable provisions of all (a) constitutions, treaties, statutes, laws, codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

Lien:  any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract.

Organizational Documents:  as to any Person, its certificate or articles of incorporation, by-laws, memorandum and articles of association or other organizational and constitutive documents.

Other Transaction Agreements:  the SPCA and the Ancillary Agreements (as defined therein and excluding this Agreement).

Other Transactions:  the transactions contemplated by the Other Transaction Agreements.

Per Share Price:  as defined in Section 1.1.

Person:  any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

Purchase Price:  as defined in Section 1.1.

Purchaser(s):  as defined in the first paragraph of this Agreement.

Request:  as defined in Section 8.4(b).

Respondent:  as defined in Section 8.4(b).

Selling Shareholder(s):  as defined in the first paragraph of this Agreement.

Selling Shareholders’ Representative: as defined in Section 8.3.

Shareholders Agreement: the shareholders agreement to be entered into by and among Yahoo!, Alibaba and the Management Members (as defined in such agreement) on or prior to the Closing Date, substantially in the form of Exhibit B to the SPCA.

Shares:  Ordinary Shares of a nominal or par value of US$0.0001 each, of Alibaba.

Softbank:  as defined in the first paragraph of this Agreement.

SPCA: as defined in the recitals of this Agreement.

Subsidiaries:  each corporation or other Person in which a Person owns or controls, directly or indirectly, share capital or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

Tax:  any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, share capital, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

Yahoo!:  as defined in the first paragraph of this Agreement.

8.                                       Miscellaneous.

8.1  Expenses.  Except as set forth below in this Section 8.1 or as otherwise specifically provided for in this Agreement, each Selling Shareholder, on the one hand, and each Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’ fees) in connection with the purchase and sale of Shares contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the purchase and sale of Shares contemplated hereby shall be consummated; provided that for the avoidance of doubt, any Tax or other expenses associated with the transfer of Shares contemplated hereby shall be borne solely by the transferring Selling Shareholder.

8.2  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b)  sent by next-day or overnight mail or delivery or (c) sent by facsimile, as follows:

(i)  if to Yahoo!,

Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089
Fax: +1-408-349-3301
Telephone: +1-408-349-3300
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Suite 1100
Palo Alto, CA 94301
Fax: +1-650-470-4570
Telephone: +1-650-470-4500
Attention: Kenton J. King

(ii) if to Softbank,

SOFTBANK CORP.
1-9-1, Higashi-Shimbashi Minato-ku
Tokyo, 105-7303 Japan
Fax:	+81-3-6215-5001
Telephone:	+81-3-6889-2270
Attention:	Finance Department

with a copy to:

Morrison & Foerster LLP
AIG Building, 11th Floor
1-3, Marunouchi 1 chome
Chiyoda-ku, Tokyo 100-0005
Japan
Fax: +81-3-3214-6512
Telephone: +81-3-3214-6522
Attention: Kenneth A. Siegel

(iii)  If to any Selling Shareholder, to such Selling Shareholder’s address as set forth on Schedule A hereto;

or, in each case, at such other address as may be specified in writing to the other parties hereto in accordance with this Section 8.2.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii)  if by next-day or overnight mail or delivery, on the day delivered or (iii) if by facsimile, on the next day following the day on which such facsimile was sent, provided that a copy is also sent by another method described herein.

8.3  Selling Shareholders’ Representative.

(a)  Concurrent with the execution and delivery of this Agreement, each of the Selling Shareholders shall be deemed to appoint the Chief Executive Officer of Alibaba as their agent, representative and attorney-in-fact (the “Selling Shareholders’ Representative”) and the Chief Executive Officer of Alibaba hereby agrees to act as the Selling Shareholders’ Representative.

(b)  The Selling Shareholders’ Representative has the full power and authority to act on behalf of each Selling Shareholder in connection with this Agreement and the purchase and sale of Shares contemplated hereby and take all actions necessary or appropriate in the judgment of the Selling Shareholders’ Representative for the accomplishment of the foregoing.  Any notices delivered by the Selling Shareholders’ Representative pursuant to this Agreement shall be delivered to the addressees in the manner provided in Section 8.2.

(c)  A decision, act, consent, or instruction of the Selling Shareholders’ Representative, including an amendment or waiver of this Agreement pursuant to Section 8.8 hereof, shall constitute a decision of the Selling Shareholders after the date hereof and shall be final, binding and conclusive upon the Selling Shareholders after the date hereof; and the other parties hereto may rely upon any such decision, act, consent or instruction of the Selling Shareholders’ Representative as being the decision, act, consent or instruction of the Selling Shareholders.

8.4  Governing Law and Dispute Resolution.

(a)  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK.

(b)  Dispute Resolution

(i)  Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration.  The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties.  The seat of the arbitration shall be Singapore, provided that the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances.  The arbitration shall be conducted in the English language.

(ii)  The arbitration shall be conducted by three arbitrators.  The party (or the parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”).  The other party (or the other parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing.  If within 30 days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC.  The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a party to appoint, within 30 days after the ICC has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the party failing to appoint.  When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment.  If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the ICC shall appoint the third arbitrator and shall promptly notify the parties of the appointment.  The third arbitrator shall act as Chair of the tribunal.

(iii)  The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement.  The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a party in an action brought against it by an independent third party.  The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates.  Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the party resisting such enforcement.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(iv)  In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may, within 90 days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties relating to this Agreement and the Other Transaction Agreements.  The arbitration tribunal shall not consolidate such arbitrations unless it determines that (x) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (y) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under the Other Transaction Agreements, the ruling of the tribunal constituted under the Shareholders Agreement shall govern, and that tribunal will decide all disputes in the consolidated proceeding.

(v)  The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration, by disclosure rules and regulations of securities regulatory authorities or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing party’s securities are listed or applicable Law.

(vi)  The costs of arbitration shall be borne by the losing party unless otherwise determined by the arbitration award.

(vii)  All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars, free from any deduction, offset or withholding for Taxes.

(viii)  Notwithstanding this Section 8.4(b) or any other provision to the contrary in this Agreement, no party shall be obligated to follow the foregoing arbitration procedures where such party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other party, provided there is no unreasonable delay in the prosecution of that application.

8.5  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

8.6  Assignment.  This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable.

8.7  Third Party Beneficiaries.  It is expressly agreed by the parties hereto that Alibaba shall be a third party beneficiary of all of the terms of this Agreement and Alibaba shall be entitled to enforce its rights as such under this Agreement.

8.8  Amendment; Waivers, etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought, provided that no amendment, modification, discharge of this Agreement, and no waiver hereunder, shall be valid and binding against the Purchasers unless set forth in writing and duly executed by both the Purchasers and Alibaba.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

8.9  Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

8.10  Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

8.11  Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

8.12  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

YAHOO! INC.

By:
Name:
Title:

SOFTBANK CORP.

By:
Name:
Title:

[NAME OF SELLING SHAREHOLDER 1]

By:
Name:
Title:

[NAME OF SELLING SHAREHOLDER 2]

By:
Name:
Title:

[NAME OF SELLING SHAREHOLDER 3]

By:
Name:
Title:

[NAME OF SELLING SHAREHOLDER 4]

By:
Name:
Title:

ETC.

SCHEDULE A

Selling Shareholder’s Name and Address	Number of Shares to Be Purchased by Yahoo!	Number of Shares to Be Purchased by Softbank